Exhibit 2.1

Amendment No. 2

To

Merger Agreement

This Amendment No. 2 to Merger Agreement (this “Amendment”) is made and entered into as of September 11, 2023 (the “Amendment Date”) by and among (i) MDwerks, Inc., a Delaware corporation (the “Company”); (ii) MD-TT Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”); and (iii) Two Trees Beverage Co., a Delaware corporation (“Two Trees”). Each of the Company, Merger Sub and Two Trees may be referred to herein collectively as the “Parties” and separately as a “Party”.

WHEREAS, the Parties are all parties to that certain Merger Agreement, dated as of February 13, 2023, as amended by Amendment No. 1 to Merger Agreement, dated as of February 16, 2023 (as so amended, the “Original Agreement”) and now desire to amend the Original Agreement as set forth herein; and

WHEREAS, pursuant to the provisions of Section 9.12 of the Original Agreement, the Original Agreement may be amended in a writing signed by the Parties;

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledges and agreed, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.	Definitions. Defined terms used herein without definition shall have the meanings given in the Original Agreement.

2.	Amendment. Pursuant to the provisions of Section 9.12 of the Original Agreement, the Original Agreement is hereby amended as follows:

(a)	The first “WHEREAS” clause of the Original Agreement is hereby amended and restated in its entirety to provide as follows:

WHEREAS, the Parties wish to effect a business combination through a merger of Merger Sub with and into Two Trees, (the “Merger”), on the terms and subject to the conditions set forth in this Agreement, with Two Trees continuing as the surviving corporation in the Merger and with the shares of common stock, par value $0.0001 per share, of Two Trees and the shares of preferred stock, par value $0.0001 of Two Trees (collectively, the “Two Trees Stock”) held by the stockholders of Two Trees (the “Two Trees Stockholders”) being converted into shares of the Company’s common stock, par value $0.001 per share (the “Company Common Stock”);

(b)	The Parties acknowledge and agree that the intent and purpose of the foregoing amendment is that all of the common stock and all of the preferred stock of Two Trees shall be treated equally in the Merger, and shall be collectively be converted into a total of 60,000,000 shares of Company Common Stock (being the Merger Consideration), pro rata based on the total of the all of the common stock and all of the preferred stock of Two Trees, collectively, which is issued and outstanding as of the Closing, and the Original Agreement, as amended herein, shall be interpreted and enforced so as to give effect to such intent.

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3.	Lock-Up. The Parties agree that the requirement in the Merger Agreement that the Company Common Stock issued at the Closing shall be subject to a Lock-Up Agreement by and between the Company and each Two Trees Stockholder, is hereby removed from the Merger Agreement, and the Company and the Two Trees Stockholders will not enter into Lock-Up Agreements at the Closing. In furtherance thereof, the Merger Agreement is hereby amended as follows:

(a)	The title of Section 2.12 of the Merger Agreement is hereby amended to be “Issuance”.

(b)	Section 1.01(cc) of the Merger Agreement is hereby amended and restated in its entirety to provide as follows:

(cc) [Intentionally omitted]

(c)	Section 1.01(bbb) of the Merger Agreement is hereby amended and restated in its entirety to provide as follows:

(bbb) “Transaction Documents” means this Agreement, the Indemnification Agreement, and any other certificate, agreement or document entered into or delivered in connection with the transactions as contemplated herein or therein, other than the Option Rollover Agreements and the MDwerks Options.

(d)	Section 2.12(d) of the Merger Agreement is hereby deleted and removed from the Merger Agreement.

(e)	Section 2.14(c) of the Merger Agreement is hereby deleted and removed from the Merger Agreement.

(f)	Section 2.15(c) of the Merger Agreement is hereby deleted and removed from the Merger Agreement.

(g)	Exhibit D to the Merger Agreement is hereby deleted and removed from the Merger Agreement.

4.	Waiver. Each of the Parties hereby waives the condition to the Closing as set forth in Section 5.01(h) of the Original Agreement, that the Company shall have no shares of preferred stock issued or outstanding as of the Closing Date.

5.	Miscellaneous.

(a)	Other than as amended herein, the Original Agreement shall remain in full force and effect. Following the full execution of this Amendment, any reference in the Original Agreement to the “Agreement” shall be deemed a reference to the Original Agreement as amended by this Amendment, and the Original Agreement and this Amendment shall be interpreted, operated and enforced as one combined agreement.

(b)	This Amendment shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware without regard to the conflict of laws principles thereof.

(c)	This Amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signatures appear on following pages]

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IN WITNESS WHEREOF, each Party hereto has caused this Amendment to be signed and delivered by its respective duly authorized officer as of the Amendment Date.

MDwerks, Inc.

By:	/s/ Steven Laker
Name:	Steven Laker
Title:	Chief Executive Officer

MD-TT Merger Sub, Inc.

By:	/s/ Michael Nordlicht
Name:	Michael Nordlicht
Title:	Chief Executive Officer

Two Trees Beverage Co.

By:	/s/ Joe Ragazzo
Name:	Joe Ragazzo
Title:	Chief Executive Officer

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